EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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CONTACT: Steven Purcell                     Melinda R. LeVino
         Vice President - Finance           Director, Corporate Communications
         Chief Financial Officer            (203) 899-4672
         and Treasurer
         (203) 899-4109

                  MICRO WAREHOUSE, INC. REPORTS SECOND QUARTER
                  EARNINGS TO BE BELOW ANALYSTS' EXPECTATIONS

    Norwalk, CT, June 5, 1996 -- Micro Warehouse, Inc. (Nasdaq: MWHS), a leading direct marketer of microcomputer software and hardware products for users of Apple Macintosh ("Mac") and IBM-compatable ("Wintel") personal computers, today reported that it expects second quarter and full-year 1996 earnings to be materially below analysts' expectations as a result of continued weakness in its Mac business. The Company reported no domestic Mac growth in the month of May 1996 on a year-over-year basis as compared to 20% growth in April 1996. Continued uncertainties in the Apple marketplace make it difficult to predict results for the Mac business.

     Due to these continued uncertainties, the Company also intends in the second quarter to write-off approximately $6.0 million of goodwill carried on the balance sheets of its Mac-only subsidiaries in Australia, Denmark, Mexico and Switzerland.

     Peter Godfrey, Chairman and Chief Executive Officer, confirmed that the Company continues to address these challenges and expand the application of its human and financial resources to the growth of its Wintel business. Mr. Godfrey said "We are quite pleased with the performance of our worldwide Wintel business. Although our Mac business continues to present us with significant challenges, our ongoing diversification into the Wintel platform is gratifying and reflects our confidence in the organization to accomplish this transition effectively."

     Micro Warehouse is a specialty catalog retailer of microcomputer software and hardware products for users of Macintosh and IBM-compatible personal computers. The Company markets products through frequent mailings of its distinctive full-color catalogs in 16 countries and a dedicated outbound telemarketing sales force that focuses on commercial, educational and governmental accounts.

Statement Under The Private Securities Litigation Reform Act
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With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties including but not limited to economic, competitive, governmental and technological factors outside of the control of the Company. These and other factors are described generally in the MD&A section of the Company's 1995 Annual Report to Stockholders and most specifically in the paragraphs in that section captioned "Liquidity and Capital Resources", "Impact of Inflation and Seasonality", "Subsequent Event", and "Outlook".